EXHIBIT 10.4

INDEPENDENT ADJUSTING FIRM AGREEMENT

This agreement, entered into this 25th day of March, by and between Universal Adjusting Corporation, a Florida corporation (hereinafter “Universal”), and Vendor, having its principal place of business at PO Box 836 Deerfield Beach, FL 33443 (hereinafter “Vendor”).

WITNESS THAT:

WHEREAS, Universal adjusts insurance claims on personal property insurance written by Universal Property & Casualty Insurance Company (“UPCIC”) in the state of Florida; and

WHEREAS, Vendor owns, employs, or has contractual relationships with a number of property adjusters which are qualified to provide independent adjusting services to Universal; and

WHEREAS, Universal and Vendor each desire that Vendor provide its property adjusting services for Universal so as to provide the highest possible level of claims service;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, Vendor and Universal agree as follows:

1.0           Term of Agreement

This Agreement will begin on the Effective Date, and will continue thereafter until terminated by either party upon thirty (30) days’ prior written notice; provided, however, that Universal may terminate this agreement immediately upon any suspension or revocation of any license, appointment or authorization required of Vendor or its adjusting personnel in the conduct of Vendor’s business. This agreement will apply to the completion of daily claim assignments. Catastrophe assignments will be addressed with modified guidelines. Nothing in this Section alters the terms of Section 4.0 specifying that Universal does not commit to make any minimum number of assignments under this Agreement, it being understood that Universal retains sole discretion whether and when to allocate assignments to the Vendor. Provisions of this Agreement so designated will survive termination of the Agreement. Other than for those provisions that are stated in the Agreement to survive termination, Universal shall have no further liabilities or obligations under this agreement upon termination, except to pay Vendor any amount due under invoices submitted for services performed prior to the termination.

2.0         Property Adjusting Services

2.1          Fraud

Universal expects that Vendor adjusters will review all claims for possible fraud, and alert the Universal Claim handler or call the Universal fraud hotline at ___ to report any suspected fraudulent activity. Vendor is responsible for ensuring that all adjusters designated by it for handling UPCIC claims have read all anti-fraud procedures and materials provided from time to time by Universal.

2.2          Compliance with Adjusting Procedures and Requirements

Vendor agrees that it will complete all assignments under this Agreement in accordance with claims adjusting standards provided from time to time by Universal, and in accordance with applicable statutes and administrative rules.

3.0       Relationship of Parties

3.1         Independent Contractor

Vendor is an independent contractor to Universal, which constitutes the sole relationship between Universal and Vendor under this Agreement. Neither Vendor nor any of its employees, or any of Vendor’s subcontractors or agents will be deemed to be employees of Universal. Vendor is responsible for determining the legal means and methods by which it carries out claims assignments allocated to it by Universal. Universal will pay the Vendor by the job (i.e., by claim assignment), and the Vendor is solely responsible for its own expenses in connection with carrying out each job, including without limitation vehicle expenses, license costs, supplies, materials, and the like.

3.2          Vendor Employees and Subcontractors

Vendor has the sole authority and responsibility to employ licensed, qualified and experienced employees, in order to fulfill its obligations under this Agreement. Vendor is responsible for the activities and performance of its employees and subcontractors. Vendor will be solely responsible for the payment of all compensation and benefits due to its employees including payment of all employment related taxes and workers’ compensation insurance premiums. Vendor acknowledges that as an independent contractor, neither it nor its adjusters will receive any such benefits from Universal or any affiliate thereof.

4.0          Allocation of Business

Universal intends to utilize Vendor’s adjusting services on an as needed basis and makes no commitment to the total volume or the volume in any particular region. No sustained level of volume persisting over a period of time and shall be construed as a commitment or representation of future volume. This arrangement will be non-exclusive.

5.0          Quality Assurance/Right to Audit

5.1          Periodic Quality Reviews

Vendor may be subject to periodic quality reviews by Universal, based on the performance criteria set forth in Section 7. Vendor agrees to maintain full and complete records of all transactions related to this Agreement for a period of not less than two (2) years, or for such longer period as may be required by law. This provision shall survive the termination of this Agreement.

5.2          Onsite Audit

Universal has the right to audit or engage others to audit Vendor adjusting services in conjunction with all claims assignments under this Agreement.

6.0         Compliance/Licensing

Vendor warrants and represents that it will perform all services under this agreement in accordance with all applicable jurisdictional laws and regulations. Vendor further warrants and represents that Vendor, its employees and subcontractors have, and will continue to maintain, all required state and federal licenses and/or certifications. Vendor must notify Universal immediately of any expiration, nonrenewal, revocation, or suspension affecting any licensed required of Vendor or its individual adjusters, and of any felony charges or charges pertaining to the business of insurance filed against Vendor or any individual adjuster.

7.0          Performance Criteria

Universal in its sole discretion may evaluate Vendor on the performance objectives set forth in the remainder of this section

7.1          Contact Time

The Vendor’s adjuster must contact the owner of the property to be inspected within 48 hours of receipt of the assignment. Inspections must take place within forty-eight (48) hours of contact. These standards will be audited by Universal on a per file basis. Failure to contact within the required timeframe or notify Universal of the status and reason for such failure as audited by Universal will result in a service credit as set forth in Appendix I.

7.2          Completion of Estimate

The Vendor’s adjuster will inspect the property and submit a final or a status report back to Universal within seven (7) calendar days of receipt of assignment. Additional reports will be due on the 15th day, 30th day and every 30 days thereafter until the final closing report is received. These standards will be audited by Universal on per file basis. Failure to complete the estimate or status back to Universal, as audited by Universal, will result in a service credit as set forth in Appendix I.

7.3          Estimate Severity

Universal will re-inspect properties examined by Vendor adjusters in comparison to standard adjusting practices and accepted software pricing. This re-inspection can be performed by a Universal Representative, a Universal re-inspector, an independent claims specialist, or by an experienced desk adjuster. Universal expects that vendor adjustments will be no more that 20% above the value submitted by Universal re-inspector on a per file basis. These standards will be audited by Universal on a regular basis. Failure to meet these standards will result in a joint review by Vendor and Universal

8.0          Hold Harmless and Indemnification

Vendor shall perform its work under this Agreement at its own risk. Vendor assumes all responsibility for the condition of worksites, travel, and for any tools, materials, equipment or the like used by the Vendor.

9.0          Agreement Modification

This agreement along with the approved fee schedule between Universal and Vendor constitutes the entire agreement with respect to the subject matter herein described. This agreement may only be modified in writing and signed by an authorized officer of each party; provided, however, that nothing in this Section prevents Universal from updating or modifying claims handling procedures from time to time.

10.0        Governance

The laws of Florida shall govern the construction, enforcement, operation and validity of this agreement.

11.0        Assignment

Neither party may assign this Agreement without the express written consent of the other party.

12.0        Invalidity

Should any part of this Agreement, for any reason, be declared invalid, such decision shall not affect the validity of any remaining portion. Such remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion eliminated.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective they day and year first written above.

Universal Property & Casualty		Vendor
By:	/s/ Michael Moran	By:
(Signature)		(Signature)
Name:	Michael Moran	Name:
(Printed)		(Printed)
Title:	Executive Vice President of Claims	Title:
(Printed)		(Printed)
Date:	3/26/07	Date:

APPENDIX I – VENDOR COMPENSATION

1.     Billing and Invoice Requirements

Invoices are due with the final report.

2.      Pricing

   Non-Cat pricing

Range	Fee
0 – 1,500	$202.13
1,501 – 2,500	$311.85
2,501 – 3,500	$391.88
3,501 – 5,000	$450.45
5,001 – 7,500	$527.18
7,501 – 10,000	$588.23
10,001 and up	T&E

Denial claims are billed at time and expense

2.2    When applicable, official report, telephone, taxes and other adjuster expenses shall be billed at cost.

3.          Service Infractions (to be applied to the final bill)

1) Failure to contact the claimant within the required timeframe	10% per incident
2) Late appraisal or failure to notify Universal of the status of a late report	10% per incident
3) Failure to notify of any information that would substantially the settlement value with proper explanation	10% per incident
4) Failure to notify of any information that may bind Universal to a non-covered loss	10% per incident
5) Failure to comply with Unfair Claim Practices	10% per incident
6) Improper billing: (bills that do not follow Vendor – Universal Contract)	10% per bill